UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2008

SCHMITT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-23996	93-1151989
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification Number)

2765 N.W. Nicolai Street Portland, Oregon	97210-1818
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(503) 227-7908

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, Michael S. McAfee resigned as the Chief Financial Officer and Treasurer of Schmitt Industries, Inc. (the “Company”) effective immediately.

On April 15, 2008, the Company appointed Jeffrey T. Siegal as its new Chief Financial Officer and Treasurer.

Mr. Siegal, age 45, has 20 years of experience in finance and accounting. Prior to joining the Company, he was Corporate Controller at Planar Systems, Inc. from 1999 to 2007. From 2004 to 2007, Mr. Siegal also served as Planar’s Treasurer. Prior to Planar, Mr. Siegal held positions of increasing responsibility in public accounting, most recently as Senior Manager at Deloitte and Touche LLP.

In connection with Mr. Siegal’s appointment as Chief Financial Officer and Treasurer, Mr. Siegal will be entitled to receive an annual base salary of $145,000, will be eligible to receive a target bonus up to $40,000 as determined by the Compensation Committee, and is entitled to receive employee benefits in accordance with the Company’s policies.  In addition, Mr. Siegal will be granted stock options to purchase 25,000 shares of the Company’s common stock pursuant to the Company’s 2004 Stock Option Plan and standard form stock option agreement (the “Grant”). Per the terms of the Grant, options to purchase 6,250 shares will vest on April 15, 2008 and on each of the three successive anniversaries thereafter provided that Mr. Siegal remains employed with the Company on these dates.  The exercise price of the options will be equal to the closing price of the Company’s common stock on the date of the grant as reported on the NASDAQ Capital Market.

A copy of the press release announcing Mr. McAfee’s resignation and Mr. Siegal’s appointment is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release of the Company dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

April 17, 2008	By:	/s/ Wayne A. Case

Name: Wayne A. Case
Title: President and CEO

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company dated April 15, 2008